Exhibit 10.1

EXECUTION VERSION
CDI CAREER DEVELOPMENT INSTITUTES LTD.
- and –
CDI CORPORATE EDUCATION SERVICES INC.
- and –
CROSSOFF INCORPORATED

ASSET SALE AGREEMENT
September 21, 2005

Osler, Hoskin & Harcourt LLP

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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THIS ASSET SALE AGREEMENT is made September 21, 2005
BETWEEN:
CDI CAREER DEVELOPMENT INSTITUTES LTD, a corporation governed by the laws of Canada,
- and –
CDI CORPORATE EDUCATION SERVICES INC., a corporation governed by the laws of the Province of Ontario,
(collectively, the “Vendor”)
- and -
CROSSOFF INCORPORATED, a corporation governed by the laws of Nova Scotia,
(the “Purchaser”).
RECITALS:
A.	The Vendor carries on the Business.

B.	The Vendor has agreed to sell to the Purchaser and the Purchaser has agreed to purchase from the Vendor substantially all of the assets, property and undertaking of and relating to the Business, on the terms and conditions of this Agreement.
THEREFORE the parties agree as follows:
ARTICLE 1
DEFINITIONS AND PRINCIPLES OF INTERPRETATION
1.1	Definitions
Whenever used in this Agreement the following words and terms shall have the meanings set out below:

“Accounts Payable” means amounts relating exclusively to the Business owing to any Person as of the Effective Time, which are incurred in connection with the purchase of goods or services in the ordinary course of business and in accordance with the terms of this Agreement;
“Accounts Receivable” means accounts receivable, bills receivable, trade accounts, book debts and insurance claims relating exclusively to the Business, recorded as receivable in the Books and Records and other amounts due or deemed to be due to the Vendor relating exclusively to the Business including refunds and rebates receivable relating to the Business or the Purchased Assets;
“Accrued Liabilities” means liabilities relating exclusively to the Business incurred as of the Effective Time but which are not yet due and payable as of the Effective Time, including accruals for vacation pay and customer rebates;
“Affiliate” has the meaning given in the Business Corporations Act (Canada);
“Agreement” means this Asset Sale Agreement, including all schedules, and all amendments or restatements, as permitted, and references to “Article” or “Section” mean the specified Article or Section of this Agreement;
“Assigned Intellectual Property” means the intellectual property rights, including learning content, curriculum, copyrights, industrial designs, trade-marks, trade-secrets, business names, domain names and similar rights which are owned, used or held by the Vendor exclusively for use in the Business, including the intellectual property listed in Schedule 1(a) and Schedule 4.11, including the Vendor’s rights, if any, relating to the trade name “Gilmore”;
“Assigned Technology” means the computer hardware, software in source code and object code form (including documentation, interfaces and development tools), websites, data base and other information technology systems, know-how and related technical knowledge which are owned, used or held by the Vendor exclusively for use in the Business, including the software owned by the Vendor which is listed in Schedule 1(b);

“Assumed Liabilities” means Accounts Payable and Accrued Liabilities, plus the liabilities and obligations of the Vendor, relating exclusively to the Business accruing and due subsequent to the Closing Date under or in respect of the Contracts (including, for greater certainty, the Real Property Leases, the Equipment Contracts and the Contractor Contracts), the Governmental Authorizations, the Permitted Encumbrances, the Termination and Severance Costs, the liabilities and obligations relating to the Transferred Employees employed by the Purchaser as contemplated by Section 9.8, and the other obligations or liabilities to be assumed by the Purchaser as specifically provided for under this Agreement, but shall not include the CDSI Liabilities;
“Balance Sheet” means the balance sheet of the Business as at June 30, 2005, forming part of the Financial Statements;
“Benefit Plans” means material plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered to which the Vendor is a party or bound or in which the Employees participate or under which the Vendor has, or will have, any material liability or contingent liability, or pursuant to which material payments are made, or material benefits are provided to, or an entitlement to payments or benefits may arise with respect to any of the Employees or former Employees or directors or officers of the Business (or any spouses, dependants, survivors or beneficiaries of any such persons), excluding Statutory Plans and any equity compensation plans and “Benefit Plan” means any one of such plans;
Books and Records” means books and records of the Vendor relating exclusively to the Business or the Purchased Assets, including financial, operations and sales books, records, books of account, sales and purchase records, lists of suppliers and customers, business reports, and all other documents, plans, files, records, assessments, correspondence, and other data and information, financial or otherwise including all data and information stored on computer-related or other electronic media;
“Business” means the corporate training division of the Vendor that operates under the brand name “CDI Education”;

“Business Day” means any day, other than a Saturday or Sunday, on which Bank of America in Toronto, Ontario is open for commercial banking business during normal banking hours;
“Cash Consideration” has the meaning set forth in Section 3.1(a);
“CDI Brands” means any trademark, service mark, trade name, business name, domain name, e-mail address, uniform resource locator or any other mark, designation or logo that (i) incorporates the term “CDI”, (ii) belongs to the Vendor or its Affiliates, or (iii) otherwise indicates that the Vendor or its Affiliates are the originator, source or sponsor of a given product or service;
“CDIL” means the CDI Career Development Institutes Ltd., a corporation amalgamated under the laws of Canada;
“CDI Licensed Trademarks” means the CDI Brands listed in Schedule 9.7(a) and licensed to the Purchaser on Closing.
“CDI Transitional Licence Agreement” means the transitional licence agreement between the Vendor and the Purchaser, which agreement shall be executed at Closing.
“CDSI” means CDI Corporate Education Services Inc. a corporation incorporated under the laws of the Province of Ontario;
“CDSI Contract” means the agreement described in Schedule 1 (c);
“CDSI Liabilities” means all of the liabilities and obligations of CDSI other than CDSI’s obligations under the CDSI Contract;
“Claims” means claims, demands, complaints, grievances, actions, suits, causes of action, Orders, charges, indictments, prosecutions, informations or other similar process, judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, including reasonable professional fees, including fees of legal counsel on a partial indemnity basis, and all costs incurred in any proceeding relating to any of the foregoing;

“Closing” means the completion of the sale to, and purchase by, the Purchaser of the Purchased Assets under this Agreement;
“Closing Date” means such date as the Parties may agree in writing as the date upon which the Closing shall take place, which shall not be later than the second Business Day after satisfaction or waiver of the conditions set forth in ARTICLE 7 and ARTICLE 8 (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or waiver of such conditions);
“Closing Date Financial Statement” means the statement of assets and liabilities of the Business as at the Closing Date, prepared by the Vendor, showing all of the Purchased Assets and the Current Liabilities, prepared on a basis consistent with that used in the Financial Statements, and shall also include a statement of the Net Working Capital;
“Confidentiality Agreement” means the confidentiality agreement entered into between Corinthian Colleges, Inc. and the Purchaser dated May 25, 2005 and accepted and agreed to on May 25, 2005;
“Consultants” means any individual or corporate entity who is providing consulting or independent contractor services to the Business;
“Consulting Contracts” means a Contract, for greater certainty, other than a Benefit Plan, between the Vendor and a Consultant pursuant to which the Vendor is required to pay aggregate amounts in any fiscal year in excess of $20,000;
“Contracts” means contracts, licences, leases, agreements, obligations, promises, undertakings, understandings, arrangements, documents, commitments, entitlements or engagements to which the Vendor is a party or by which the Vendor is bound or under which the Vendor has, or will have, any liability or contingent liability relating exclusively to the Business or the Purchased Assets (in each case, whether written or oral, express or implied), and includes quotations or orders which remain open for acceptance and warranties and guarantees;
“Current Assets” means, as of the applicable date, without duplication, the sum of the following items, each as set forth on the relevant balance sheet for the Business

(a)	Accounts Receivable, less an allowance for doubtful accounts,

(b)	Prepaid Expenses and Deposits,
in each case, based on the value of such items on the Books and Records of the Vendor;
“Current Liabilities” means, as of the applicable date, without duplication, the sum of the following items, each as set forth on the relevant balance sheet for the Business
(a)	Accounts Payable,

(b)	accrued compensation,

(c)	other accrued expenses,

(d)	unearned revenue,
in each case, based on the value of such items on the Books and Records of the Vendor;
“Data Room Material” means documents provided in writing in the due diligence data room and listed in Schedule 1(d);
“Effective Time” means 12:01 a.m. Toronto time on the Closing Date;
“Employees” means individuals employed or retained for employment by the Vendor, on a full-time, part-time or temporary basis, relating exclusively to the Business, including those employees of the Business on disability leave, parental leave or other absence and, for greater certainty, shall not include the Consultants;
“Employment Contracts” means Contracts, other than Benefit Plans, in writing between an Employee and the Vendor;
“Encumbrances” means pledges, liens, charges, security interests, leases, title retention agreements, mortgages, options, adverse claims or encumbrances of any kind or character whatsoever;

“Environment” means the environment or natural environment as defined in any Environmental Laws and includes air, surface water, ground water, land surface, soil, subsurface strata;
“Environmental Laws” means Laws relating to the protection of the Environment, and includes Laws relating to the storage, generation, use, handling, manufacture, processing, transportation, treatment, Release and disposal of Hazardous Substances;
“Equipment Contracts” means motor vehicle leases, equipment leases, conditional sales contracts, title retention agreements and other similar agreements binding upon the Vendor relating to equipment and vehicles used by the Vendor relating exclusively to the Business;
“Excluded Assets” means:
(a)	all of the property, assets and rights of the Vendor that relate to the operation of the Vendor of any business other than the Business, including for greater certainty, the Vendor’s human resources and financial reporting corporate support services departments and the Vendor’s post-secondary education business;

(b)	the CDI Brands;

(c)	the Vendor’s leasehold interest in respect of the premises located (i) on the 6th floor at 2 Bloor Street West, Toronto, Ontario, and (ii) at 5657 Spring Garden Road, Park Lane Mall, Box 11, Halifax, Nova Scotia;

(d)	all intellectual property or intellectual property interests owned by the Vendor other than the Assigned Intellectual Property;

(e)	all technology or technical information owned by the Vendor other than the Assigned Technology;

(f)	cash, bank balances, moneys in possession of banks and other depositories, term or time deposits and similar cash items of, owned or held by or for the account of the Vendor, except for such items which are part of Prepaid Expenses and Deposits;

(g)	marketable shares, notes, bonds, debentures or other securities of or issued by corporations or other Persons and certificates or other evidences of ownership thereof owned or held by or for the account of the Vendor;

(h)	corporate, financial and taxation records of the Vendor and records of the Vendor that do not relate exclusively or primarily to the Business;

(i)	extra-provincial, sales, excise or other licences or registrations issued to or held by the Vendor, whether in respect of the Business or otherwise;

(j)	refunds in respect of reassessments for Taxes relating to the Business or Purchased Assets paid prior to the Closing;

(k)	refundable Taxes including any Taxes paid under the GST Legislation;

(l)	insurance policies and the right to receive insurance recoveries under such policies;

(m)	assets held in relation to the Benefit Plans;

(n)	amounts owing from any Affiliate of the Vendor or any director, officer, former director or officer, shareholder or employee of the Vendor or its Affiliates;

(o)	Contracts relating to the foregoing;
“Excluded Expenses” means the costs or expenses incurred by the Vendor or its Affiliates associated with or relating to:
(a)	certain corporate support services that are shared with the Vendor’s post-secondary education business, including human resources, payroll, customer collections for the Greater Toronto Area, credit management, treasury, accounts payable, audit and financial reporting services; and

(b)	the litigation proceedings commenced by or against the Vendor that are described on Schedule 1(d);
“Executive Agreement” has the meaning given in Section 4.14(c);
“Financial Statements” means the unaudited financial statements of the Business for the fiscal year ended June 30, 2005, consisting of the adjusted income statement for such period and the Balance Sheet, copies of which are attached as Schedule 4.7;
“Goodwill” means the goodwill of the Business and relating to the Purchased Assets, and information and documents relevant thereto including lists of customer and suppliers, credit information, telephone and facsimile numbers, research materials, research and development files and the exclusive right of the Purchaser to represent itself as carrying on the Business in succession to the Vendor;
“Governmental Authorities” means governments, regulatory authorities, governmental departments, agencies, agents, commissions, bureaus, officials, ministers, Crown corporations, courts, bodies, boards, tribunals or dispute settlement panels or other law or regulation-making organizations or entities:
(a)	having or purporting to have jurisdiction on behalf of any nation, province, territory, state or other geographic or political subdivision thereof; or

(b)	exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power;
“Governmental Authorizations” means authorizations, approvals, licences or permits issued to the Vendor relating to the Business or any of the Purchased Assets by or from any Governmental Authority;

“GST Legislation” means Part IX of the Excise Tax Act (Canada) and any similar value-added or multi-staged tax imposed under any applicable provincial or territorial legislation;
“Hazardous Substances” means pollutants, contaminants, wastes of any nature, hazardous substances, hazardous materials, toxic substances, prohibited substances, dangerous substances or dangerous goods in excess of that permitted by Environmental Laws;
“Included Expenses” means the costs and expenses associated with (a) certain information technology licences and services of the Vendor or its Affiliates that are used exclusively in the Business, (b) certain network services of the Vendor or its Affiliates that are used exclusively in the Business, and (c) the amortization and depreciation of certain curriculum and information technology equipment used exclusively in the Business;
“Incurred” means, in relation to Claims under Vendor Benefit Plans or Purchaser Benefit Plans, the date on which the event giving rise to such claim occurred and, in particular: (i) with respect to a death or dismemberment claim, shall be the date of the death or dismemberment; (ii) with respect to a short-term or long-term disability claim, shall be the date that the period of short-term or long-term disability commenced; (iii) with respect to an extended health care claim, including, without limitation, dental and medical treatments, shall be the date of the treatment; and (iv) with respect to a prescription drug or vision care claim, the date that the prescription was filled;
“Indemnified Party” has the meaning given in Section 10.3;
“Indemnifying Party” has the meaning given in Section 10.3;
“Independent Auditor” means such independent auditing firm as the parties may agree;
“Laws” means currently existing applicable statutes, by-laws, rules, regulations, Orders, ordinances or judgments, in each case of any Governmental Authority having the force of law;

“Leased Real Property” means lands and/or premises which are used by the Vendor relating exclusively to the Business which are leased, subleased, licensed or otherwise occupied by the Vendor and the interest of the Vendor in plants, buildings, structures, fixtures, erections, improvements, easements, rights of way, spur tracks and other appurtenances situate on or forming part of such premises;
“Material Adverse Effect” means any change, effect or circumstance that is materially adverse to the financial condition or results of operations of the Business taken as a whole; but shall exclude any Material Adverse Effect arising out of: (i) any adverse change, effect or circumstance relating generally to financial markets or general economic conditions; (ii) any adverse change, effect or circumstance relating to conditions generally affecting the industry in which the Business operates, and not affecting the Business in a disproportionate manner; (iii) war, act of terrorism, civil unrest or similar event; (iv) any generally applicable change in Laws or interpretation thereof; (v) any adverse change, effect or circumstance resulting from an action required by this Agreement; or (vi) any adverse change, effect or circumstance caused by the announcement or pendency of this Agreement or the transactions contemplated by this Agreement;
“Material Contracts” means Contracts (i) involving aggregate payments to or by the Vendor in the past fiscal year in excess of $250,000.00, or (ii) which by their terms require services or payments to or by the Vendor in any fiscal year in excess of $250,000.00;
“Net Working Capital” means
(a)	Current Assets, less

(b)	Current Liabilities;
“Net Working Capital Payment” has the meaning given in Section 8.3;
“Non-Assignable Rights” has the meaning given in Section 2.4;
“Non-Compete Covenant” has the meaning given in Section 7.6;

“Non-Competition Agreement” has the meaning given in Section 7.6;
“Notice” has the meaning given in Section 11.3;
“Objection Notice” has the meaning given in Section 3.5;
“Orders” means orders, injunctions, judgments, administrative complaints, decrees, rulings, awards, assessments, directions, instructions, penalties or sanctions issued, filed or imposed by any Governmental Authority or arbitrator;
“Parties” means the Vendor and the Purchaser collectively, and “Party” means any one of them;
“Permitted Encumbrances” means the Encumbrances listed in Schedule 4.9 and Encumbrances which do not, in the aggregate, have a Material Adverse Effect;
“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Authority, and where the context requires any of the foregoing when they are acting as trustee, executor, administrator or other legal representative;
“Personal Information” means information in the possession of the Vendor about an identifiable individual, but does not include the name, title or business address or telephone number of an Employee;
“Prepaid Expenses and Deposits” means the unused portion of amounts prepaid relating exclusively to the Business or the Purchased Assets including assessments, rates and charges, utilities, rents, tenant allowances, and deposits with any public utility or any Governmental Authority and other prepaid assets, but excluding income or other Taxes which are personal to the Vendor and amounts paid in respect the Benefit Plans;
“Purchase Price” has the meaning given in Section 3.1;

“Purchased Assets” means all of the Vendor’s right, title and interest in, to and under, or relating to, the following properties, assets and rights owned or used by the Vendor exclusively in, or solely in respect of, the Business:
(a)	the Accounts Receivable;

(b)	the Books and Records;

(c)	the Contracts including:
(i)	the Equipment Contracts;

(ii)	the Consulting Contracts; and

(iii)	the Real Property Leases;
(d)	the Goodwill;

(e)	the Governmental Authorizations;

(f)	the Prepaid Expenses and Deposits;

(g)	the Tangible Personal Property;

(h)	the Assigned Technology;

(i)	the Assigned Intellectual Property, including for greater certainty, all of the Vendor’s rights in the trademark “Virtual Learning Portal”;
other than the Excluded Assets;
“Purchaser Benefit Plans” has the meaning set forth in Section 9.9(a) and “Purchaser Benefit Plan” means any one of such plans;
“Purchaser Group RRSP” has the meaning set forth in Section 9.9(a);

“Real Property Leases” means those leases and subleases pursuant to which the Vendor uses or occupies the Leased Real Property;
“Reference Net Working Capital” means $0.00;
“Statutory Plans” means statutory benefit plans which the Vendor is required to participate in or comply with, including the Canada and Quebec Pension Plans and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation;
“Tangible Personal Property” means equipment, furniture, furnishings, office equipment, computer hardware, supplies, materials, vehicles and tangible assets (other than Leased Real Property) owned or used or held by the Vendor exclusively for use in or relating solely to the Business, including the property listed in Schedule 1(f);
“Tax Returns” means returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes;
“Taxes” means taxes, duties, fees, premiums, assessments, imposts, levies and other similar charges imposed by any Governmental Authority under applicable Law, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all licence, franchise and registration fees and all employment insurance, health insurance and Canada, Québec and other government pension plan premiums or contributions;
“Termination and Severance Costs” means all liabilities, costs and obligations in respect of notice of termination, termination pay and severance pay, including vacation pay accrued through to the Closing Date, whether under statute, common law, contract, or otherwise, relating to any Transferred Employees who are not offered employment by the Purchaser or who reject such offer of employment.
“Transferred Employees” has the meaning given in Section 9.8;
“Vendor Benefit Plans” means the Benefit Plans listed or described in Schedule 4.16 to this Agreement and “Vendor Benefit Plan” means any one of such plans;
“Vendor Group RRSP” means the CDI Education Corporation Group Registered Retirement Savings Program;
1.2	Certain Rules of Interpretation
In this Agreement:
(a)	Currency — Unless otherwise specified, all references to money amounts are to lawful currency of Canada.

(b)	Governing Law — This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

(c)	Headings — Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(d)	Including — Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(e)	No Strict Construction — The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(f)	Number and Gender — Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(g)	Severability — If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other Parties or circumstances.

(h)	Statutory references — A reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, supplements or supersedes any such statute or any such regulation.

(i)	Time — Time is of the essence in the performance of the Parties’ respective obligations.

(j)	Time Periods — Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.
1.3	Knowledge
Any reference to the knowledge of any Party means to the actual knowledge of such Party, in the case of the knowledge of the Vendor, William Rasberry, in his capacity as President and Chief Operating Officer of the CDI Corporate Education Division of the Vendor and, in the case of the knowledge of the Purchaser, Donnie Snow, in his capacity as President and Chief Executive Officer of the Purchaser.

1.4 Entire Agreement
This Agreement, together with the agreements and other documents required to be delivered pursuant to this Agreement, and the Confidentiality Agreement constitute the entire agreement between the Parties and set out all the covenants, promises, warranties, representations, conditions, understandings and agreements between the Parties relating to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, oral or written, express, implied or collateral between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement, together with any document required to be delivered pursuant to this Agreement, and the Confidentiality Agreement, and the Purchaser shall acquire the Business and the Purchased Assets as is and where is subject to the benefit of the representations and warranties in this Agreement. Any cost estimates, projections or other predictions contained or referred to in any other material that has been provided to the Purchaser or any of its Affiliates, agents or representatives (including any due diligence presentations or documents, and in particular any descriptive memorandum transmitted to the Purchaser relating to the sale of the Purchased Assets, and any supplements or addenda thereto) are not and shall not be deemed to be representations or warranties of the Vendor or any of its Affiliates, agents, employees or representatives.
1.5 Schedules
The schedules to this Agreement, listed below, are an integral part of this Agreement:

Schedule	Description
Schedule 1(a)	Assigned Intellectual Property
Schedule 1(b)	Software Owned by the Vendor
Schedule 1(c)	CDSI Contract
Schedule 1(d)	Data Room Material
Schedule 1(e)	Excluded Litigation
Schedule 1(f)	Tangible Personal Property
Schedule 2.4(a)	Required Approvals or Consents

Schedule	Description
Schedule 3.7	Allocation of Purchase Price
Schedule 4.7	Financial Statements
Schedule 4.9	Permitted Encumbrances
Schedule 4.11	Registered Assigned Intellectual Property
Schedule 4.12	Leased Real Property
Schedule 4.14(a)	Employment Matters
Schedule 4.16	Consultants
Schedule 4.17	Benefit Plans
Schedule 4.18	Material Contracts
Schedule 4.19	Litigation
Schedule 7.6	Non-Competition Agreement
Schedule 8.3	Net Working Capital Financial Commitment
Schedule 9.7(a)	CDI Licensed Trademarks
Schedule 9.7(b)	CDI Transitional Licence Agreement
Personal Information that has been removed from any schedule in accordance with applicable privacy Laws will, to the extent permitted by applicable Law, be provided to the Purchaser within seven days of the execution of this Agreement, except to the extent that such information relates to an individual who indicates, or who has indicated, to the Vendor that he or she does not consent to the disclosure of Personal Information to the Purchaser. For the purposes of the schedules in respect of which Personal Information applies, such Personal Information provided to the Purchaser in accordance with this Section 1.5 shall be deemed to be included in such schedules.
ARTICLE 2
PURCHASE AND SALE
2.1 Action by Vendor and Purchaser
Subject to the provisions of this Agreement, effective as of the Effective Time:
(a)	Purchase and Sale of Purchased Assets — the Vendor shall sell and the Purchaser shall purchase the Purchased Assets;

(b)	Assumption of Assumed Liabilities — the Purchaser shall assume the Assumed Liabilities;

(c)	Payment of Purchase Price — the Purchaser shall pay the Purchase Price as provided in Sections 3.2, 3.4 and 3.5;

(d)	Transfer and Delivery of Purchased Assets — the Vendor shall execute and deliver to the Purchaser all such bills of sale, assignments, instruments of transfer, deeds, assurances, consents and other documents as shall be necessary to effectively transfer to the Purchaser the Purchased Assets; the Vendor shall deliver up to the Purchaser possession of the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances); and

(e)	Other Documents — the Vendor and Purchaser shall deliver such other documents as may be necessary to complete the transactions provided for in this Agreement.
2.2 Closing
The Closing shall take place on the Closing Date at the offices of Osler, Hoskin & Harcourt LLP located at 1 First Canadian Place, 100 King Street West, 66th Floor, Toronto, Ontario, M5X 1B8, or at such other place as may be agreed upon by the Vendor and the Purchaser, or by facsimile (to be followed by delivery of originals by overnight courier of national reputation on the Business Day following the Closing Date). The Closing shall be effective as of the Effective Time.
2.3 Tender
Any tender of documents under this Agreement shall be made upon the Parties or their respective counsel. Any tender of money under this Agreement shall be made by delivery upon the Parties of their respective counsel of (a) a negotiable cheque payable in Canadian funds and certified by a chartered bank or trust company, or (b) a letter from the tendering Party’s counsel addressed to the other Party confirming that the funds in question are in such counsel’s trust account and that such counsel has irrevocable instructions to wire transfer such funds in immediately available funds to the Party entitled to payment immediately upon Closing.
2.4 Non-Assignable Rights
Nothing in this Agreement shall be construed as an assignment of, or an attempt to assign to the Purchaser, any Contract or Governmental Authorization which, as a matter of law or by its terms, is (i) not assignable, or (ii) not assignable without the approval or consent of the issuer thereof or the other party or parties thereto, without first obtaining such approval or consent (collectively “Non-Assignable Rights”). In connection with such Non-Assignable Rights, the Vendor shall, at the request of the Purchaser:
(a)	apply for and use reasonable efforts to obtain all consents or approvals contemplated by those Contracts and Governmental Authorizations listed in Schedule 2.4(a), provided that nothing shall require the Vendor to make any payment to any other party in order to obtain such consent or approval; and

(b)	co-operate with the Purchaser in any reasonable and lawful arrangements designed to provide the benefits of such Non-Assignable Rights to the Purchaser, including holding any such Non-Assignable Rights in trust for the Purchaser or acting as agent for the Purchaser.
ARTICLE 3
PURCHASE PRICE
3.1 Purchase Price
The amount payable by the Purchaser for the Purchased Assets (the “Purchase Price”), exclusive of all applicable sales and transfer taxes, shall be:
(a)	the amount of $19,000,000.00 (the “Cash Consideration”), subject to adjustment in accordance with Section 3.4; plus

(b)	the amount of the Accounts Payable and the Accrued Liabilities.

3.2 Satisfaction of Purchase Price
The Purchaser shall satisfy the Purchase Price as follows:
(a)	on the Closing Date:
(i)	as to the amount which is the book value at the Closing Date of the Accounts Payable and the Accrued Liabilities by the assumption by the Purchaser of the Accounts Payable and Accrued Liabilities; and

(ii)	by payment to the Vendor, in immediately available funds by wire transfer to an account designated by the Vendor prior to Closing, of the Cash Consideration.
(b)	the balance, if any, in accordance with Section 3.4.
3.3 Delivery of Closing Date Financial Statement
As soon as reasonably practicable after the Closing Date and in any event not later than 45 days thereafter, the Vendor shall cause to be prepared and delivered to the Purchaser the Closing Date Financial Statement. The Parties shall co-operate fully in the preparation of the Closing Date Financial Statement.
3.4 Net Working Capital Adjustment
Subject to Section 3.5, within 90 days after the Closing Date, the Cash Consideration shall be
(a)	increased, if the Net Working Capital at the Closing Date is positive, by an amount equal to the amount of such Net Working Capital and the Purchaser shall pay such amount to the Vendor in immediately available funds by wire transfer to an account designated by the Vendor, or
(b)	decreased, if the Net Working Capital at the Closing Date is negative, by an amount equal to the amount by which such Net Working Capital is negative and the Vendor shall pay such amount to the Purchaser in immediately available funds by wire transfer to an account designated by the Purchaser.
3.5 Objection to Draft Closing Date Financial Statement
(a)	Delivery of Objection Notice — In the event that the Purchaser objects in good faith to any item of the Closing Date Financial Statement, the Purchaser shall so advise the Vendor by delivery to the Vendor of a notice (the “Objection Notice”) within 10 days after the delivery to the Purchaser of the Closing Date Financial Statement. The Objection Notice shall set out the reasons for each of the Purchaser’s objections as well as each amount in dispute and reasonable details of the calculation of each such amount in dispute. If the Closing Date Financial Statement requires that the Purchaser make a payment to the Vendor as contemplated by Section 3.4, the Purchaser, at the same time any Objection Notice is given to the Vendor, will pay to the Vendor the amount to be paid to the Vendor except for the specific amount in dispute as reflected in the Objection Notice.

(b)	Resolution of Disputes — The Purchaser shall give the Vendor and its accountants full access to the Books and Records and working papers of the Business and its auditor to permit the preparation of the Closing Date Financial Statement and the Vendor shall give the Purchaser and its accountants access to its working papers relating to the preparation of the Closing Date Financial Statement to enable the Purchaser to exercise its rights under this Section. The Vendor and the Purchaser shall attempt to resolve all of the items in dispute set out in any Objection Notice within 30 days of any Objection Notice. Any items in dispute not resolved within such 30 day period shall be referred as soon as possible thereafter by the Vendor and the Purchaser to the Independent Auditor. The Independent Auditor shall act as an expert and not as an arbitrator and shall be required to determine the items in dispute that have been referred to it as soon as reasonably practicable but in any event not later than 30 days after the date of referral of the dispute to it. In making its determination, the Independent Auditor will only consider the issues in dispute placed before it and will not consider any issues which are not set out in the Objection Notice. The Vendor and the Purchaser shall provide or make available all documents and information as are reasonably required by the Independent Auditor to make its determination. The determination of the Independent Auditor shall be final and binding on the Parties and the Closing Date Financial Statement shall be finalized in accordance with such determination.

(c)	Audit Expenses — The fees and expenses of the Independent Auditor in acting in accordance with this ARTICLE 3 shall be shared equally by the Purchaser and the Vendor, unless the Independent Auditor determines otherwise.

(d)	Payment in Accordance with Determination — Unless a later time is permitted by Section 3.4, within 5 days after resolution, by agreement of the Parties, of the dispute which was the subject of the Objection Notice or, failing such resolution, within 5 days after the final determination of the Independent Auditor, the Vendor or the Purchaser, as the case may be, shall pay to the other the amount owing as a result of such resolution or final determination.
3.6 Interest
The amounts paid as adjustments under Sections 3.4 and 3.5 shall be paid together with simple interest thereon calculated from the Closing Date to the date of payment, at the rate per annum equal to the rate quoted by the Bank of America on the Closing Date as the reference rate of interest it uses for determining interest rates on Canadian dollar commercial loans in Canada and designated as such Bank of America’s prime rate.
3.7 Adjustment to and Allocation of Purchase Price
Any payment made by the Purchaser pursuant to Section 3.4 shall constitute an increase in the Purchase Price and any payment made by the Vendor pursuant to Section 3.4 shall constitute a reduction of the Purchase Price. The Purchase Price shall be allocated in accordance with the provisions of Schedule 3.7 provided that if the Purchase Price shall be adjusted pursuant to Section 3.4, the amount of adjustment required shall, if such amount cannot be reasonably allocated to a particular asset, be allocated on a pro rata basis among the various categories of assets listed in Schedule 3.7. Each of the Vendor and the Purchaser shall report the purchase and sale of the Purchased Assets in any Tax Return in accordance with the provisions of Schedule 3.7.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE VENDOR
The Vendor hereby represents and warrants to the Purchaser, the matters set out below as at the date of this Agreement. Disclosure of a fact or matter to the Purchaser in any Schedule, or Data Room Material, shall be sufficient disclosure for all purposes under this Agreement. Any fact or matter referenced in a Schedule shall be deemed to be included in all Schedules, whether or not explicitly cross-referenced. The inclusion of any information in any Schedule (or any update or supplement thereto) shall not be deemed to be an acknowledgement, in and of itself, that such information is required to be disclosed, is material to the Business, has resulted in or would result in a Material Adverse Effect or is outside the ordinary course of business.
4.1 Incorporation and Corporate Power
CDIL is a corporation existing under the laws of Canada. CDSI is a corporation existing under the laws of the Province of Ontario.
4.2 Residence of the Vendor
The Vendor is not a non-resident of Canada for the purposes of the Income Tax Act (Canada).
4.3 No Subsidiaries
The Vendor does not own, or have any interest in, any shares of any corporation which carries on the Business other than CDSI, which is a wholly-owned subsidiary of CDIL.
4.4 Due Authorization and Enforceability of Obligations
The Vendor has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Vendor. This Agreement constitutes a valid and binding obligation of the Vendor enforceable against it in accordance with its terms subject to any limitations imposed by Law.
4.5 Absence of Conflicts
Except for the Non-Assignable Rights, the Vendor is not a party to or bound by any:
(a)	Contract;

(b)	charter or by-law; or

(c)	Laws or Governmental Authorizations;
material to the operation of the Business, which would be violated, breached by, or under which default would occur or an Encumbrance would be created as a result of the execution and delivery of, or the performance of obligations under, this Agreement or any other agreement to be entered into under the terms of this Agreement except for such violations, breaches, defaults or Encumbrances which do not have a Material Adverse Effect. There has been no assignment of any of the material Purchased Assets or any granting of any agreement or right capable of becoming an agreement or option for the purchase of any of the material Purchased Assets other than pursuant to the provisions of, or as disclosed in, this Agreement or pursuant to purchase orders for inventory or other assets accepted by the Vendor in the ordinary course of business.
4.6 Regulatory Approvals
No approval, Order, consent of or filing with any Governmental Authority is required on the part of the Vendor, in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement or the performance of the Vendor’s obligations under this Agreement or any other documents and agreements to be delivered under this Agreement other than those approvals, Orders, consents or filings that will have been obtained prior to Closing or where any failure to obtain or perform would not have a Material Adverse Effect.

4.7 Financial Statements
The Financial Statements present fairly in all material respects
(a)	the financial position of the Vendor as at June 30, 2005 with respect to the Business, and
(b)	the results of the operations of the Vendor with respect to the Business for the twelve month period ended June 30, 2005.
except, however, that: (i) the Financial Statements are presented in a form which facilitates internal reporting, (ii) the Financial Statements have been calculated on a divisional rather than a legal entity basis, (iii) the Financial Statements have been adjusted to exclude the Excluded Expenses and the revenues and expenses associated with the expansion of the Business into the United States, and (iv) the Financial Statements have been adjusted to include the Included Expenses.
4.8 Absence of Changes and Unusual Transactions
Since the date of the Balance Sheet, to the knowledge of the Vendor, there has not been any action, event, occurrence or development that has had a Material Adverse Effect.
4.9 Title to Certain Assets
Except as identified elsewhere in this Agreement, the Vendor is the sole legal and beneficial owner of the Purchased Assets with good and valid title, free and clear of all Encumbrances other than Permitted Encumbrances and other than Encumbrances that in the aggregate do not have a Material Adverse Effect and is entitled to possess and dispose of same (subject only, in the case of Contracts or Governmental Authorizations, to any necessity of obtaining consents to their assignment). For greater certainty, the Vendor is not the owner of (i) the Leased Real Property which is leased to the Vendor pursuant to the Real Property Leases, and (ii) any intellectual property that is licenced to the Vendor by third parties.

4.10 Business in Compliance with Law
To the knowledge of the Vendor, the operations of the Business are conducted in compliance in all material respects with all Laws of each jurisdiction in which the Business is carried on except for non-compliance which does not have a Material Adverse Effect.
4.11 Assigned Intellectual Property and Assigned Technology
(a)	Schedule 4.11 sets forth a complete list and a brief description of all material Assigned Intellectual Property which has been registered, or for which applications for registration have been filed, by or on behalf of the Vendor and which are used in the Business.

(b)	To the knowledge of the Vendor, the Vendor is using or holding any of the Assigned Technology of which it is not the sole beneficial and registered owner with the consent of or a licence from the owner of such Assigned Technology.

(c)	There are no Claims by the Vendor relating to breaches, violations, infringements or interferences with any of the Assigned Technology by any other Person.

(d)	To the knowledge of the Vendor there are no Claims in progress or pending or threatened against the Vendor relating to the Assigned Technology.
4.12 Leased Real Property
(a)	Schedule 4.12 sets forth a complete list of the material Leased Real Property by reference to municipal address and description of corresponding Real Property Leases.

(b)	To the best of the Vendor’s knowledge, the Vendor is not in default in meeting any of its obligations under any of the Real Property Leases, other than a default which does not have a Material Adverse Effect.

4.13 Environmental Matters
To the knowledge of the Vendor, all operations of the Vendor relating to the Business or the Purchased Assets or conducted on the Leased Real Property are in compliance in all material respects with all Environmental Laws, other than non-compliance which does not have a Material Adverse Effect.
4.14 Employment Matters
(a)	To the extent permitted by applicable privacy Laws, Schedule 4.14(a) sets forth a complete list of Employees, together with their titles, salaries or hourly rate of pay, benefits, vacation entitlement and commissions and bonus.

(b)	Except for those Employment Contracts listed in Schedule 4.14(a), there are no written Employment Contracts with any Employees which are not terminable on the giving of reasonable notice in accordance with applicable Law.

(c)	The Vendor has entered into an agreement dated as of September 16, 2005 with William Rasberry (the “Executive Agreement”), a redacted copy of which has been provided to the Purchaser.
4.15 Collective Agreements
The Vendor is not a party to any collective agreement with any bargaining agent or union which applies to any Employee. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the Employees or has applied or, to the knowledge of the Vendor, threatened to apply to be certified as the bargaining agent of the Employees. To the knowledge of the Vendor, there are no threatened or pending union organizing activities involving the Employees.
4.16 Consultants
To the extent permitted by applicable privacy Laws, Schedule 4.16 sets forth a complete list of Consultants who have entered into Consulting Contracts, together with their titles and fees.

4.17 Benefits Plans
Schedule 4.17 sets for a complete list of the material Benefit Plans. Current copies or descriptions of the Benefit Plans listed in Schedule 4.17 have been made available to the Purchaser.
4.18 Material Contracts
Schedule 4.18 sets forth a complete list of the written Material Contracts that have not been listed on any other Schedule. The Material Contracts listed in Schedule 4.18 (including any amendments thereto) are all in full force and effect unamended (except for the amendments described in Schedule 4.18) and there are no outstanding material defaults or violations under such Material Contracts on the part of the Vendor which have a Material Adverse Effect.
4.19 Litigation
To the knowledge of the Vendor, except as disclosed in Schedule 4.19, there are no Claims, investigations or other proceedings, including appeals and applications for review, in progress or pending against the Vendor before any Governmental Authority relating to the Business or the Purchased Assets which, if determined adversely to the Vendor, would have a Material Adverse Effect.
4.20 Tax Matters
(a)	No failure, in any material respect, of the Vendor to duly and timely pay all Taxes, including all instalments on account of Taxes for the current year, that are due and payable by it, which will result in an Encumbrance on the Purchased Assets.

(b)	To the knowledge of the Vendor, there are no material proceedings, investigations, audits or Claims now pending or threatened against the Vendor in respect of any Taxes and there are no material matters under discussion, audit or appeal with any Governmental Authority relating to Taxes, which will result in an Encumbrance on the Purchased Assets.

(c)	The Vendor, in all material respects, has duly and timely withheld all Taxes and other amounts required by Law to be withheld by it in respect of the Business (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any Employees, officers or directors and any non-resident Person, which will result in an Encumbrance on the Purchased Assets), and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required by Law to be remitted by it in respect of the Business, which will result in an Encumbrance on the Purchased Assets.
4.21 No Broker
The Vendor has carried on all negotiations relating to this Agreement and the transactions contemplated in this Agreement directly and without intervention on its behalf of any other party in such manner as to give rise to any valid claim for a brokerage commission, finder’s fee or other like payment.
4.22 Disclaimer of Other Representations and Warranties
Except as expressly set forth in this ARTICLE 4, the Vendor makes no representation or warranty, express or implied, at law or in equity, in respect of the Business or the Purchased Assets, including with respect to merchantability or fitness for any particular purpose, and any such other representations, warranties or conditions are expressly disclaimed. The Purchaser acknowledges and agrees that, except to the extent specifically set forth in this ARTICLE 4, the Purchaser is purchasing the Purchased Assets on an “as-is, where-is” basis.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser hereby represents and warrants to the Vendor the matters set out below as of the date of this Agreement.

5.1 Incorporation
The Purchaser is a corporation existing under the laws of Nova Scotia.
5.2 Due Authorization and Enforceability of Obligations
The Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action of the Purchaser. This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms subject to any limitations imposed by Law.
5.3 Absence of Conflicts
The Purchaser is not a party to, bound or affected by or subject to any material:
(a)	indenture, mortgage, lease, agreement, obligation or instrument;

(b)	charter or by-law provision; or

(c)	Laws or Governmental Authorizations;
which would be violated, breached by, or under which default would occur or an Encumbrance would be created as a result of the execution and delivery of, or the performance of obligations under, this Agreement or any other agreement to be entered into under the terms of this Agreement.
5.4 Financial Ability
The Purchaser has cash on hand or firm and binding commitments from lenders, copies of which have been provided to the Vendor, in amounts sufficient to allow it to pay the Purchase Price including any adjustments, and all other costs and expenses in connection with the consummation of the transactions contemplated by this Agreement.

5.5 Conditional Listing Approval
The Purchaser has received conditional approval from the Toronto Stock Exchange for the listing of its common shares to be issued in connection with a private placement financing to be completed prior to the Closing Date. A copy of such conditional approval has been provided to the Vendor.
5.6 Litigation
There are no Claims, investigations or other proceedings, including appeals and applications for review, in progress or, to the knowledge of the Purchaser, pending or threatened against or relating to the Purchaser which, if determined adversely to the Purchaser, would,
(a)	prevent the Purchaser from paying the Purchase Price to the Vendor;

(b)	enjoin, restrict or prohibit the transfer of all or any part of the Purchased Assets as contemplated by this Agreement; or

(c)	prevent the Purchaser from fulfilling any of its obligations set out in this Agreement or arising from this Agreement.
5.7 No Breach
The Purchaser has no knowledge of any fact or circumstance which would constitute a breach by the Vendor of the Vendor’s representations and warranties. Any breach by the Purchaser of the representation and warranty contained in this Section 5.7 shall constitute a waiver in full by the Purchaser of any of its rights against the Vendor pursuant to ARTICLE 10 for such breach by the Vendor of the Vendor’s representations and warranties.
5.8 Goods and Services Tax and Harmonized Sales Tax Registration
The Purchaser is duly registered under Subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax and under

Division I of Chapter VIII of Title I of the Quebec Sales Tax Act with respect to the Quebec sales tax, and its registration numbers are: 102797552 and 1021591943, respectively.
5.9 No Broker
Other than with respect to TD Securities Inc., whose fees and expenses shall be entirely for the account of the Purchaser, the Purchaser has carried on all negotiations relating to this Agreement and the transactions contemplated in this Agreement directly and without the intervention on its behalf of any other party in such manner as to give rise to any valid claim for a brokerage commission, finder’s fee or other like payment.
5.10 Due Diligence by Purchaser
The Purchaser acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, liabilities, results of operations and projected operations of the Business and the nature and condition of its properties and assets and, in making the determination to proceed with the transactions contemplated by this Agreement, has relied solely on the results of its own independent investigation and the representations and warranties in ARTICLE 4.
ARTICLE 6
SURVIVAL
6.1 Nature and Survival
All representations, warranties and post-Closing covenants contained in this Agreement on the part of each of the Parties shall survive the Closing, the execution and delivery under this Agreement of any bills of sale, instruments of conveyance, assignments or other instruments of transfer of title to any of the Purchased Assets and the payment of the consideration for the Purchased Assets.

ARTICLE 7
PURCHASER’S CONDITIONS PRECEDENT
The obligation of the Purchaser to complete the purchase of the Purchased Assets under this Agreement is subject to the satisfaction of, or compliance with, at or before the Closing, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Purchaser and may be waived in writing by it in whole or in part):
7.1 Truth and Accuracy of Representations of Vendor
There shall be no inaccuracies or breaches of the representations and warranties of the Vendor contained in this Agreement which constitute a Material Adverse Effect and the Vendor shall deliver to the Purchaser at the Closing a certificate confirming compliance with this Section.
7.2 Compliance with Vendor Covenants
There shall have been no breach of or non-compliance with any of the covenants, agreements and conditions under this Agreement by the Vendor if such breach or non-compliance has resulted in a Material Adverse Effect.
7.3 Receipt of Closing Documentation
The Purchaser shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement and the taking of all corporate proceedings in connection with such transactions in compliance with these conditions.
7.4 No Orders
There shall be no Order issued preventing, or judicial proceeding against any Party by any Governmental Authority for the purpose of enjoining or preventing, the consummation of the transactions contemplated in this Agreement.

7.5 Approvals
The Purchaser shall have received the approval of its shareholders for the performance of the Purchaser’s obligations under this Agreement, and the approval of the Toronto Stock Exchange (subject to the filing of required documentation, notice of issuance and/or other usual requirements) for the listing of the Purchaser’s common shares to be issued in connection with a private placement financing to be completed on the Closing Date.
7.6 Non-competition Agreement
The Vendor shall have executed a non-competition agreement substantially in the form attached as Schedule 7.6 (the “Non-Competition Agreement”), pursuant to which the Vendor will agree not to compete with the Purchaser in Canada in relation to the Business for a period of one year from the Closing Date.
The Vendor and the Purchaser agree that the consideration for the agreement by the Vendor not to compete in accordance with the terms of the Non-Competition Agreement (the “Non-Compete Covenant”) is included in the amount that has been allocated to the goodwill of the Business in Schedule 3.7. The Vendor and the Purchaser further agree that the Non-Compete Covenant has been granted by the Vendor to the Purchaser in order to maintain or preserve the value of the goodwill of the Business acquired by the Purchaser in accordance with the terms of this Agreement.
In accordance with the requirements of the Income Tax Act (Canada), the regulations thereunder, the administrative practice and policy of the Canada Revenue Agency and any applicable equivalent or corresponding provincial or territorial legislative, regulatory and administrative requirements, the Vendor and the Purchaser shall make and file, in a timely manner, a joint election(s) (a “56.4(7) Election”) under subsection 56.4(7) of the Income Tax Act (Canada), as set out in Clause 70(1) of the draft legislative proposals to amend the Income Tax Act (Canada) released by the Department of Finance on July 18, 2005 (the “Legislative Proposals”) and any equivalent or corresponding provision under applicable provincial or territorial tax legislation to have the rules in subsection 56.4(5) and any equivalent or corresponding provision under applicable provincial or territorial tax legislation, apply in respect of the Non-Compete Covenant. The Purchaser and the Vendor shall prepare and file their respective Tax Returns in a manner consistent with such election. If a Party fails to file its Tax Returns in such manner, it shall indemnify and save harmless the other Party in respect of any resulting Taxes and legal and accounting expenses paid or incurred by the other Party.
If Clause 70(1) of the Legislative Proposals is:
(a)	withdrawn in its entirety,

(b)	amended such that a 56.4(7) Election cannot be made by the Vendor and the Purchaser in respect of the Non-Compete Covenant or,

(c)	amended such that if the Vendor and the Purchaser were to make an election in respect of the Non-Compete Covenant under subsection 56.4(7) or any other applicable provision of the amended Legislative Proposals, the tax consequences to the Vendor of granting the Non-Compete Covenant would be different than the tax consequences that would have applied to the Vendor if the Vendor and the Purchaser had made a 56.4(7) Election under the Legislative Proposals in the form in which they were released on July 18, 2005, the Vendor and the Purchaser agree to co-operate in taking such steps, including the making of any additional or different election or elections, as are necessary and available to ensure to the extent possible that the tax consequences to the Vendor of granting the Non-Compete Covenant are the same as the tax consequences that would have applied to the Vendor if the Vendor and the Purchaser had made a 56.4(7) Election under the Legislative Proposals in the form in which they were released on July 18, 2005, provided that the tax consequences are no less favourable to the Purchaser.
ARTICLE 8
VENDOR’S CONDITIONS PRECEDENT
The obligation of the Vendor to complete the sale of the Purchased Assets under this Agreement shall be subject to the satisfaction of or compliance with, at or before the Closing, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Vendor and may be waived in writing by it in whole or in part):

8.1 Truth and Accuracy of Representations of the Purchaser
All of the representations and warranties of the Purchaser made in or pursuant to this Agreement shall be true and correct in all material respects and the Vendor shall have received a certificate of the Purchaser confirming the truth and correctness of such representations and warranties.
8.2 Performance of Obligations
The Purchaser shall have performed or complied with, in all material respects, all its obligations and covenants under this Agreement.
8.3 Financial Commitment
The Purchaser shall have received a financing commitment from Wellington Financial LP in the form of Schedule 8.3 to fund the payment of the Net Working Capital that may become due to the Vendor pursuant to Section 3.4(a) (the “Net Working Capital Payment”), up to a maximum amount of $3,000,000.00, and the Vendor shall have received written confirmation of same from Wellington Financial LP; provided for greater certainty however, that nothing in this Section 8.3 shall in any way be construed as limiting the Purchaser’s obligation to pay the full amount that may become payable by the Purchaser to the Vendor pursuant to Section 3.4(a).
8.4 Irrevocable Direction
The Vendor shall have received in escrow from the Purchaser an irrevocable direction from the Purchaser to Wellington Financial LLP, in a form satisfactory to the Vendor, pursuant to which the Purchaser irrevocably authorizes and directs Wellington Financial LLP to pay the Net Working Capital Payment (up to a maximum amount of $3,000,000) to the Vendor within five (5) Business Days following the failure by the Purchaser to pay such amount within the time periods set out in Section 3.4 and/or Section 3.5, as applicable.

ARTICLE 9
OTHER COVENANTS OF THE PARTIES
9.1 Conduct of Business Prior to Closing
During the period from the date of this Agreement to the Closing Date, the Vendor shall:
(a)	Conduct Business in the Ordinary Course — except as otherwise contemplated or permitted by this Agreement, conduct the Business in all material respects in the ordinary course, consistent with past practice; and

(b)	Continue Insurance — use commercially reasonable efforts to continue in force all policies of insurance maintained by or for the benefit of the Vendor relating to the Business.
9.2 Access for Investigation
(a)	The Vendor shall permit the Purchaser and its representatives, between the date of this Agreement and the Closing Date, without interference to the ordinary conduct of the Business, to have reasonable access during normal business hours to (i) the Purchased Assets, (ii) the Leased Real Property and (iii) the Books and Records, provided that the Purchaser may not conduct any environmental investigation in, on, under or near any Leased Real Property including any sampling, or interview any Employees, without, in either case, the Vendor’s prior consent. The Vendor shall furnish to the Purchaser copies of Books and Records (subject to any confidentiality agreements or covenants relating to any such Books and Records) as the Purchaser shall from time to time reasonably request to enable confirmation of the matters warranted in ARTICLE 4. Notwithstanding the foregoing, without the prior written consent of the Vendor, the Purchaser shall not contact, and shall instruct its counsel, financial advisors, auditors and other authorized representatives not to contact, any of the suppliers, customers, clients or financing sources of the Vendor with respect to the Business or the transactions contemplated by this Agreement.

(b)	Notwithstanding Section 9.2(a), the Vendor shall not be required to disclose any information, records, files or other data to the Purchaser which, in the sole opinion of the Vendor, is considered to be competitively sensitive or where the disclosure of such information, records, files or other data is prohibited by any Laws.

(c)	The Purchaser acknowledges that information provided to it under Section 9.2(a) above will be non-public and/or proprietary in nature and will be subject to the terms of the Confidentiality Agreement and Section 9.5. For greater certainty, the provisions of the Confidentiality Agreement shall survive the termination of this Agreement.
9.3 Notice by Vendor of Certain Matters
Prior to the Closing, the Vendor shall have the obligation to give notice to the Purchaser of (a) any failure of any representation or warranty contained in this Agreement or in any Schedule to be true or accurate in any material respect, and (b) any failure of the Vendor to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any Schedule. Such notification may take the form of a supplement to the Schedules which are being delivered to the Purchaser as of this date of this Agreement. In such event, unless the Purchaser has the right to terminate this Agreement pursuant to Section 11.1 by reason of such development and exercises such right prior to the Closing, the notice provided by the Vendor to the Purchaser pursuant to this Section 9.3 shall be deemed (i) to have amended the applicable Schedule, (ii) to have qualified the representations and warranties contained in ARTICLE 4, and (iii) to have cured any misrepresentation or breach of warranty that otherwise might have existed by reason of such development. To the knowledge of the Vendor at the date of this Agreement, there is no existing fact or state of events that would be reasonably likely to cause it to give such notice.
9.4 Notice by Purchaser of Certain Matters
The Purchaser shall give the Vendor written notice, prior to the Closing, of any facts or circumstances of which the Purchaser becomes aware that would serve as a basis for a claim by the Purchaser against the Vendor based upon a breach of any representations and warranties of the Vendor contained in this Agreement or breach of any of the Vendor’s covenants or agreements to be performed by the Vendor at or prior to the Closing. In such event, the Vendor shall have the option to (a) terminate this Agreement or (b) complete the transactions contemplated by this Agreement. Unless such notice is delivered, the Purchaser shall be deemed to have waived in full any breach of any of the Vendor’s representations and warranties and any such covenants and agreements of which the Purchaser has knowledge at the Closing.
9.5 Confidentiality
(a)	Prior to the Closing, the Purchaser shall keep confidential all information disclosed to it by the Vendor or its agents relating to the Vendor or the Business, except information which:
(i)	is part of the public domain;

(ii)	can be demonstrated to have been in the possession of the Purchaser before disclosure by the Vendor; or

(iii)	was received in good faith from an independent Person who was lawfully in possession of such information free of any obligation of confidence.
Such information is confidential and proprietary to the Vendor and the Purchaser shall only disclose such information to those of its employees and representatives of its advisors who need to know such information for the purposes of evaluating and implementing the transaction contemplated in this Agreement. Notwithstanding the foregoing, the Purchaser shall keep confidential all Personal Information disclosed to it by the Vendor or its agents and will not disclose the Personal Information except in accordance with applicable Law. If this Agreement is terminated without completion of the transactions contemplated by this Agreement, the Purchaser shall promptly return all documents, work papers and other written material (including all copies) obtained from the Vendor in connection with this Agreement, and not previously made public and shall continue to maintain the confidence of all such information.

(b)	After the Closing, the Vendor shall keep confidential all Personal Information it disclosed to the Purchaser and all information relating to the Business, except information which:
(i)	is part of the public domain;

(ii)	becomes part of the public domain other than as a result of a breach of these provisions by the Vendor; or

(iii)	was received in good faith after Closing from an independent Person who was lawfully in possession of such information free of any obligation of confidence.
(c)	At all times, each of the Vendor and the Purchaser shall keep confidential all information disclosed to it, or to a third party in connection with this transaction, by or on behalf of the other Party relating to the other Party, except information which:
(i)	is part of the public domain;

(ii)	becomes part of the public domain other than as a result of breach of these provisions;

(iii)	can be demonstrated to have been known or available to them before receipt of such information from the other Party or independently developed by them; or

(iv)	was received in good faith from an independent Person, who was lawfully in possession of such information free of any obligation of confidence.

9.6 Actions to Satisfy Closing Conditions
(a)	Each of the Parties shall use commercially reasonable efforts to take all such actions as are within its power to control, and to cause other actions to be taken which are not within its power to control, so as to ensure compliance with each of the conditions and covenants set forth in ARTICLE 7, ARTICLE 8 or ARTICLE 9 which are for the benefit of any other Party.

(b)	The Purchaser shall take any and all steps in order to avoid the entry of any injunction, interim Order or other Order which would otherwise have the effect of preventing the Closing, and if any such injunction, interim Order or other Order is entered, the Purchaser shall take any and all steps to have it vacated, rescinded or lifted. For greater certainty, “any and all steps” shall include without limitation committing to or effecting undertakings, a consent agreement, a hold separate arrangement, a consent Order, a hold separate Order, a sale, a divestiture, a disposition or other action, in any such case without any reduction of the Purchase Price.
9.7 CDI Transitional Licence Agreement
(a)	At the Closing Date, the Vendor shall enter into the CDI Transitional Licence Agreement in the form of Schedule 9.7(b) pursuant to which the Vendor shall grant to the Purchaser a non-exclusive, non-transferable licence in the CDI Licensed Trade-marks for a period of 90 days following the Closing Date.

(b)	From and after the Closing, the Purchaser shall use reasonable efforts to cover over any materials forming part of the Purchased Assets that contain CDI Brands, including marketing materials, course and instructing materials and stationary or business cards, with another brand or to add explanatory materials indicating that another party, not the Vendor, is the source of the product or service referenced in such materials. The Purchaser shall discontinue use of the CDI Brands within 90 days following the Closing Date.

(c)	Notwithstanding the foregoing, the Vendor shall forward to the Purchaser e-mails relating exclusively to the Business and shall redirect all hits on the “CDILearn.com” website and, to the extent that hits on the “CDIEDUCATION.com” website are not automatically redirected to the “CDILearn.com” website, hits on the “CDIEDUCATION.com” website to the Purchaser’s website, in each case for one (1) year after the Closing Date and at the Purchaser’s cost and expense, such expense to include only out of pocket expenses of the Vendor and not any administrative or other internal fee.
9.8 Employees
(a)	The Purchaser shall offer employment, effective from the Closing Date, to all Employees on the Closing Date other than William Rasberry and Mona Mitchell (the “Transferred Employees”), on terms and conditions of employment including salary, incentive compensation and benefits which are substantially similar in the aggregate to those currently available to the Transferred Employees. The Vendor and the Purchaser shall exercise reasonable efforts to persuade the Transferred Employees to accept such offers of employment. For greater certainty, nothing in this Agreement obligates the Purchaser to offer share purchase options to any Transferred Employee.

(b)	The Purchaser shall be responsible for any and all Termination and Severance Costs. Amounts due or accrued to the Closing Date for all salary, wages, bonuses, commissions, vacation pay, termination or severance pay (other than Termination and Severance Costs) or benefits shall be for the account of the Vendor. For greater certainty, all salary, wages, bonuses, commissions, vacation pay, termination or severance pay or benefits for William Rasberry and Mona Mitchell shall also be for the account of the Vendor.
9.9 Benefit Plan Arrangements
(a)	Effective as of the Closing Date, the Purchaser shall establish or otherwise provide Benefit Plans (the “Purchaser Benefit Plans”) including, for greater certainty, a group registered retirement savings plan (the “Purchaser Group RRSP”), to provide on and after the Closing Date benefits to the Transferred Employees (and their eligible spouses, beneficiaries and dependants). The Purchaser Benefit Plans shall provide benefits which are substantially similar to those provided to the Transferred Employees (and their eligible spouses, beneficiaries and dependants) under the terms of the Vendor Benefit Plans in effect as of the Closing Date.

(b)	Effective as of the Closing Date, each Transferred Employee shall cease to be eligible to participate in and cease to participate in and accrue benefits under the Vendor Benefit Plans, and each Transferred Employee shall commence participation in the Purchaser Benefit Plans effective from the Closing Date. Where service with the Purchaser is a relevant criterion, for each Transferred Employee for purposes of eligibility for membership in and entitlement to benefits under the Purchaser Benefit Plans, the Purchaser Benefit Plans shall recognize each Transferred Employee’s period of service with the Vendor.

(c)	The Vendor shall provide such assistance to the Purchaser as is reasonably required to transfer the account balance, if any, in each Transferred Employees’ account under the Vendor Group RRSP to a corresponding account established under the Purchaser Group RRSP. Once the Transferred Employees’ account balances have been transferred to the Purchaser Group RRSP from the Vendor Group RRSP, Transferred Employees will have no benefit entitlement under the terms of the Vendor Group RRSP and the Vendor and the Vendor Group RRSP shall not have any further obligation or liability with respect to the accrued benefits of Transferred Employees under the Vendor Group RRSP prior to the Closing Date.

(d)	The Purchaser will waive, or cause to be waived, any pre-existing medical condition or other restriction that would prevent immediate and full participation of any Transferred Employee in the Purchaser Benefit Plans. In addition, where the benefits provided under a Purchaser Benefit Plan are subject to a deductible in respect of the benefits provided to an individual during a certain period of time, the Purchaser shall take into account the amount of any corresponding deductible which has already been paid by the applicable Transferred Employee during such period and prior to the Closing Date under the corresponding Vendor Benefit Plan, for the purpose of determining the amount of the deductible to be paid by the Transferred Employee under the Purchaser Benefit Plan after the Closing Date.

(e)	The Vendor shall be responsible, in accordance with the terms of the applicable Vendor Benefit Plan, for any and all Claims Incurred by the Transferred Employees (and their eligible spouses, beneficiaries and dependants) prior to the Closing Date, and the Purchaser shall be responsible, in accordance with the terms of the applicable Purchaser Benefit Plan, for any and all Claims Incurred by the Transferred Employees (and their eligible spouses, beneficiaries and dependants) on and after the Closing Date.

(f)	Notwithstanding anything to the contrary in this Agreement, on and after the Closing Date, the Vendor shall have no liabilities or obligations in respect of post-employment and post-retirement benefits for Transferred Employees (and their eligible spouses, beneficiaries and dependants), whether under the Vendor Benefit Plans or otherwise, and to the extent that any such liabilities and obligations exist, such liabilities and obligations shall be the sole responsibility of the Purchaser.
9.10 Sales and Transfer Taxes
The Purchaser shall pay direct to the appropriate Governmental Authority all sales and transfer taxes, registration charges and transfer fees, other than the goods and services tax and harmonized sales tax imposed under the GST Legislation, payable by it in respect of the purchase and sale of the Purchased Assets and, upon the reasonable request of the Vendor, the Purchaser shall furnish proof of such payment.

9.11 Goods and Services Tax and Harmonized Sales Tax
(a)	Subject to Section 9.11(b), the Purchaser shall be liable for and shall pay to the Vendor an amount equal to any goods and services tax and harmonized sales tax payable by the Purchaser and collectible by the Vendor under the GST Legislation, plus an amount equal to any similar value added or multi-staged tax imposed by any applicable provincial or territorial legislation, in connection with the purchase and sale of the Purchased Assets under this Agreement.

(b)	The Vendor and the Purchaser agree to elect pursuant to subsection 167(1) of the GST Legislation (and any equivalent provision under applicable provincial legislation) in respect of the purchase and sale of the Purchased Assets. The Purchaser agrees and undertakes to file the election described herein in accordance with the requirements of the GST Legislation and to provide the Vendor with evidence of filing as soon as practicable thereafter. The Purchaser acknowledges that the election described herein is made for its exclusive benefit and accordingly, agrees to indemnify, protect and forever save harmless the Vendor, its successors, assigns, directors and officers, from and against all claims, assessments or other demands made by the Canada Revenue Agency or any other government department, federal or provincial, responsible for the administration and enforcement of GST Legislation resulting from the rejection of the election by such officials or from the failure of the Purchaser to file the election in accordance with the requirements of the GST Legislation. This indemnity shall extend to the amount of any taxes assessed against the Vendor together with any interest, penalties or costs of the Vendor associated with such claim, assessment or demand.
9.12 Tax Election
In accordance with the requirements of the Income Tax Act (Canada), the regulations thereunder, the administrative practice and policy of the Canada Revenue Agency and any applicable equivalent or corresponding provincial or territorial legislative, regulatory and administrative requirements, the Vendor and the Purchaser shall make and file, in a timely manner, a joint election(s) to have the rules in subsection 20(24) of the Income Tax Act (Canada), and any equivalent or corresponding provision under applicable provincial or territorial tax legislation, apply to the obligations of the Vendor in respect of undertakings which arise from the operation of the Business and to which paragraph 12(1)(a) of the Income Tax Act (Canada) applies. The Purchaser and the Vendor acknowledge that the Vendor is transferring assets to the Purchaser which have a value equal to the elected amount as consideration for the assumption by the Purchaser of such obligations of the Vendor.
The Purchaser and the Vendor shall prepare and file their respective Tax Returns in a manner consistent with such election. If a Party fails to file its Tax Returns in such manner, it shall indemnify and save harmless the other Party in respect of any resulting Taxes and legal and accounting expenses paid or incurred by the other Party.
9.13 Preservation of Records
The Purchaser shall take all reasonable steps to preserve and keep the records of the Vendor and the Business delivered to it in connection with the completion of the transactions contemplated by this Agreement for a period of six (6) years from the Closing Date, or for any longer period as may be required by any Law or Governmental Authority, and shall make such records available to the Vendor on a timely basis, as may be required by it.
9.14 Risk of Loss
If the Purchased Assets are damaged or destroyed or appropriated, expropriated or seized by any Person, on or prior to the Closing Date, and if such acts or events:
(a)	in the aggregate have a Material Adverse Effect, then the Purchaser may, within 5 days of becoming aware of such acts or events, terminate this Agreement; or

(b)	in the aggregate do not have a Material Adverse Effect or, in the aggregate have a Material Adverse Effect but the Purchaser fails to give notice within the applicable time period, the Purchaser will complete the transactions contemplated by this Agreement without reduction of the Purchase Price. In such event all proceeds of insurance or compensation for expropriation or seizure in respect thereof will be payable to the Purchaser and all right and claim of the Vendor to any such amounts not paid by the Closing Date will be assigned to the Purchaser.
9.15	Consent to Jurisdiction
Each of the Parties irrevocably attorns and submits to the exclusive jurisdiction of any Ontario court sitting in Toronto in any action or proceeding arising out of or related to this Agreement and irrevocably agrees that all claims in respect of any such action or proceeding shall be heard and determined in such Ontario court. Each of the Parties irrevocably waives, to the fullest extent it may effectively do so, the defence of an inconvenient forum to the maintenance of such action or proceeding. The Purchaser irrevocably appoints Polar Bear Corporate Education Services (the “Process Agent”), with an office as of the date of this Agreement at 2660-130 King Street West, Toronto, Ontario, M5X 1C7, for the attention of Brian Pennington, Executive Vice President of Sales, as its agent to receive on behalf of it and its property service of copies of the statement of claim and any other process which may be served in any such action or proceeding. Such service may be made by delivering a copy of such process to the Purchaser in care of the Process Agent at the Process Agent’s above address, and the Purchaser irrevocably authorizes and directs the Process Agent to accept such service on its behalf. A final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
9.16	Waiver of Trial by Jury
EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF THE OTHER PARTIES IN CONNECTION HEREWITH.

9.17	Shareholder Approval
The Purchaser covenants to use its best efforts to obtain the shareholder approval described in Section 7.5 as expeditiously as is practicable, and in any event on or before November 15, 2005.
9.18	Executive Agreement
The Vendor shall fulfill its obligations under the Executive Agreement in accordance with the terms thereof. At the Closing, the Vendor shall, to the extent permitted by applicable Law, assign to the Purchaser all of its rights under Sections 1(i), (ii), (iii) and (iv) and Section 6 of the Executive Agreement to the extent such rights relate to the Business.
9.19	Consultants
Immediately following the signing of this Agreement, the Vendor shall provide the Purchaser with a list of the names and fees of the Consultants to whom the Vendor paid in excess of $50,000 during the Vendor’s 2005 fiscal year.
ARTICLE 10
INDEMNIFICATION
10.1	Indemnification by the Vendor
(a)	The Vendor shall indemnify and save harmless the Purchaser, on an after-Tax basis, from and against all valid Claims which may be made or brought against the Purchaser, or which it may suffer or incur, as a result of or in connection with:
(i)	any non-fulfilment or breach of any covenant or agreement on the part of the Vendor contained in this Agreement;

(ii)	any misrepresentation or any incorrectness in or breach of any representation or warranty of the Vendor contained in this Agreement or in any certificate or other document furnished by the Vendor pursuant to this Agreement.
(b)	The Vendor’s obligations under Section 10.1(a) shall be subject to the following limitations:
(i)	subject to Section 10.1(b)(ii), the obligations of the Vendor under Section 10.1(a)(ii) shall terminate 18 months after the Closing Date except with respect to bona fide Claims by the Purchaser set forth in written notices given by the Purchaser to the Vendor prior to such date and in any event, within 45 days of its determination that it has a bona fide Claim;

(ii)	the obligations of the Vendor under Section 10.1(a)(ii) in respect of any Claim relating to or impacted by Tax matters set out in Section 4.20 arising in or in respect of a particular period ending on, before or including the Closing Date shall terminate on the date which is 30 days after the relevant Governmental Authorities shall no longer be entitled to assess or reassess liability for Taxes against the Vendor or the Purchaser for that particular period (which date shall not be extended by any waiver given by the Purchaser after the Closing Date without the consent of the Vendor), except with respect to bona fide Claims by the Purchaser set forth in written notices given by the Purchaser to the Vendor prior to such date and in any event, within 45 days of its determination that it has a bona fide Claim;

(iii)	the Vendor shall not be required to pay any amount with respect to any individual Claim of less than $25,000.00;

(iv)	the Vendor shall not be required to pay any amounts until the aggregate of such Claims exceeds $500,000.00 and then only the excess over such amount;

(v)	the Vendor’s total liability shall not exceed $5,000,000.00;

(vi)	the Vendor shall not be liable for any indirect, consequential, punitive or aggravated damages, including damages for loss of profit; and

(vii)	the Vendor shall have no obligation to indemnify with respect to matters of which the Purchaser was aware at the time of Closing or the entering into of this Agreement.
10.2	Indemnification by the Purchaser
(a)	The Purchaser shall indemnify and save harmless the Vendor, on an after-Tax basis, from and against all valid Claims which may be made or brought against the Vendor, or which it may suffer or incur, as a result of or in connection with:
(i)	any non-fulfilment or breach of any covenant or agreement on the part of the Purchaser contained in this Agreement;

(ii)	any misrepresentation or any incorrectness in or breach of any representation or warranty of the Purchaser contained in this Agreement or in any certificate or other document furnished by the Purchaser pursuant to this Agreement; and

(iii)	any Termination and Severance Cost, together with any other liabilities, costs and obligations suffered by the Vendor as a result of any Claim brought by a Transferred Employee after the Closing Date.
(b)	The Purchaser’s obligations under Section 10.2(a) shall be subject to the following limitations:
(i)	the obligations of the Purchaser under Section 10.2(a)(ii) shall terminate 18 months after the Closing Date except with respect to bona fide Claims by the Vendor set forth in written notices given by the Vendor to the Purchaser prior to such date and in any event, within 45 days of its determination that it has a bona fide Claim;

(ii)	the Purchaser shall have no obligation to indemnify with respect to matters of which the Vendor was aware at the time of Closing; and

(iii)	the Purchaser’s total liability shall not exceed $5,000,000.00.
10.3	Bulk Sales and Retail Sales Tax Waiver
In respect of the purchase and sale of the Purchased Assets under this Agreement, the Purchaser shall not require the Vendor to comply, or to assist the Purchaser to comply, with the requirements of (a) the Bulk Sales Act (Ontario) or (b) section 6 of the Retail Sales Tax Act (Ontario) and any equivalent or corresponding provisions under any other applicable legislation.
10.4	Indemnification Procedures for Third Party Claims
(a)	In the case of Claims made by a third party with respect to which indemnification is sought, the Party seeking indemnification (the “Indemnified Party”) shall give prompt notice, and in any event within 20 days, to the other Party (the “Indemnifying Party”) of any such Claims made upon it.
(b)	The Indemnifying Party shall have the right, by notice to the Indemnified Party given not later than 30 days after receipt of the notice described in Section 10.3(b), to assume the control of the defence, compromise or settlement of the Claim, provided that such assumption shall, by its terms, be without cost to the Indemnified Party and provided the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party in accordance with the terms contained in this Section in respect of that Claim.
(c)	Upon the assumption of control of any Claim by the Indemnifying Party as set out in Section 10.3(b), the Indemnifying Party shall diligently proceed with the defence, compromise or settlement of the Claim at its sole expense, including, if necessary, employment of counsel reasonably satisfactory to the Indemnified Party and, in connection therewith, the Indemnified Party shall co-operate fully, but at the expense of the Indemnifying Party with respect to any out-of-pocket expenses incurred, to make available to the Indemnifying Party all pertinent information and witnesses under the Indemnified Party’s control, make such assignments and take such other steps as in the opinion of counsel for the Indemnifying Party are reasonably necessary to enable the Indemnifying Party to conduct such defence. The Indemnified Party shall also have the right to participate in the negotiation, settlement or defence of any Claim at its own expense.
(d)	The final determination of any Claim pursuant to this Section, including all related costs and expenses, shall be binding and conclusive upon the Parties as to the validity or invalidity, as the case may be of such Claim against the Indemnifying Party.
(e)	If the Indemnifying Party does not assume control of a Claim as permitted in Section 10.3(b), the obligation of the Indemnifying Party to indemnify the Indemnified Party in respect of such Claim shall terminate if the Indemnified Party settles such Claim without the consent of the Indemnifying Party.
10.5	Reductions and Subrogation
If the amount of any Claim incurred by a Party at any time subsequent to the making of an indemnity payment is reduced by:
(a)	any net Tax benefit to that Party; or
(b)	any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction (less any costs, expenses (including taxes) or premiums incurred in connection therewith), together with interest thereon from the date of payment thereof at a rate of 4 percent, shall promptly be repaid by that Party to the other Party. Upon making a full indemnity payment, a Party shall, to the extent of such indemnity payment, be subrogated to all rights of the other Party against any third party in respect of the Claim to which the indemnity payment relates.
10.6	Exclusive Remedy
Except as provided in Section 11.1, and notwithstanding any other provisions of this Agreement, the rights of indemnity set forth in this ARTICLE 10 are the sole and exclusive remedy of each Party in respect of any misrepresentation, incorrectness in or breach of representation or warranty or breach of covenant, by the other Party under this Agreement. Accordingly, the Parties waive, from and after the Closing, any and all rights, remedies and claims that one Party may have against the other, whether at law, under any statute or in equity (including but not limited to claims for contribution or other rights of recovery arising under any Environmental Laws, claims for breach of contract, breach of representation and warranty, negligent misrepresentation and all claims for breach of duty), or otherwise, directly or indirectly, relating to the provisions of this Agreement or the transactions contemplated by this Agreement other than as expressly provided for in this ARTICLE 10 and other than those arising with respect to any fraud or wilful misconduct. The Parties agree that if a Claim for indemnification is made by one Party in accordance with Section 10.1(b) or Section 10.2(b), as the case may be, and there has been a refusal by the other Party to make payment or otherwise provide satisfaction in respect of such Claim, then a legal proceeding is the appropriate means to seek a remedy for such refusal. This ARTICLE 10 shall remain in full force and effect in all circumstances and shall not be terminated by any breach (fundamental, negligent or otherwise) by any Party of its representations, warranties or covenants under this Agreement or under any Closing document or by any termination or rescission of this Agreement by any Party.
10.7	One Recovery
A Party shall not be entitled to double recovery for any Claims even though they may have resulted from the breach of more than one of the representations, warranties, agreements and covenants made by the other Party in this Agreement.

10.8	Duty to Mitigate
Nothing in this Agreement shall in any way restrict or limit the general obligation at law of a Party to mitigate any loss which it may suffer or incur by reason of the breach by the other Party of any representation, warranty or covenant of that other Party under this Agreement. If any Claim can be reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, a Party shall take all appropriate steps to enforce such recovery, settlement or payment.
10.9	Adjustment to Purchase Price
Any payment made by the Vendor to the Purchaser under this ARTICLE 10 shall constitute a downward adjustment to the Purchase Price.
ARTICLE 11
GENERAL
11.1	Termination
(a)	Prior to Closing, this Agreement may only be terminated as follows:
(i)	by mutual consent of the Vendor and the Purchaser,

(ii)	by the Vendor, with notice to the Purchaser, pursuant to Section 9.4,

(iii)	by either the Vendor or the Purchaser, with notice to the other Party, if the Closing has not occurred on or before November 30, 2005, provided that no Party shall be entitled to terminate this Agreement if such Party’s breach of this Agreement prevented the consummation of the transactions contemplated hereunder;

(iv)	by Purchaser, with notice to the Vendor, if:

A.	any of the representations or warranties of the Vendor contained in this Agreement were untrue or inaccurate when made and such untruth or inaccuracy has resulted in a Material Adverse Effect, or

B.	the Vendor breaches or fails to comply with any of its covenants or agreements under this Agreement and such breach or non-compliance has resulted in a Material Adverse Effect, provided that, in each case, such untruth, inaccuracy, breach or non-compliance continues for a period of fifteen (15) Business Days after written notice of the same by the Purchaser to the Vendor;

(v)	by the Vendor, with notice to the Purchaser, if the Purchaser breaches any of the covenants, undertakings, representations or warranties of the Purchaser contained in this Agreement, and such breach either
A.	materially misrepresents the financial condition of the Purchaser, or

B.	prohibits the satisfaction of a condition to Closing,
provided that, in each case, such breach continues for fifteen (15) Business days after written notice of the same by the Vendor to the Purchaser;

(vi)	by the Vendor, with notice to the Purchaser, if the approvals described in Section 7.5 have not been obtained by the Purchaser on or before November 15, 2005; and

(vii)	by the Vendor, with notice to the Purchaser, if the Purchaser fails to have cash on hand or firm and binding commitments from lenders in amounts sufficient to allow it to pay the Purchase Price including any adjustments, and all other costs and expenses in connection with the consummation of the transactions contemplated by this Agreement, provided that such event continues for fifteen (15) Business days after written notice of the same by the Vendor to the Purchaser.
(b)	Effect of Termination
In the event of termination of this Agreement by the Vendor or the Purchaser in accordance with the provisions of Section 11.1(a), this Agreement shall forthwith terminate upon notice thereof duly given in accordance with the provisions hereof, and there shall be no liability of any nature on the part of either the Vendor or the Purchaser to the other, except for liabilities arising in respect of any breach of this Agreement prior to such termination; provided, however, that the maximum amount of damages for which the Vendor, on the one hand, or Purchaser, on the other hand, shall be liable for a breach of this Agreement prior to Closing, shall not exceed $3,000,000.00 and provided further that if this Agreement is terminated by the Vendor pursuant to Section 11.1(a)(vi), the Purchaser shall pay a break fee to the Vendor in the amount of $500,000.00 (which amount the Parties agree is a genuine pre-estimate of damages resulting from any such breach) within three Business Days, and shall not be liable for any other damages under this section. Notwithstanding the foregoing, in the event of a termination of this Agreement, no Party shall be liable to any other party for any indirect, consequential, punitive, or exemplary damages. The rights set forth in this Section 11.1 are the sole and exclusive remedy of each Party in respect of any breach of this Agreement occurring prior to Closing.
11.2	Public Notices
The Parties shall jointly plan and co-ordinate any public notices, press releases, and any other publicity concerning the transactions contemplated by this Agreement and no Party shall act in this regard without the prior approval of the other, such approval not to be unreasonably withheld, except:
(a)	where required to meet timely disclosure obligations of any Party under applicable Laws or stock exchange rules in circumstances where prior consultation with the other Party is not practicable and a copy of such disclosure is provided to the other Party; and
(b)	in the case of the Vendor’s communication made to the Vendor’s employees affected by such transaction.
11.3	Expenses
Except as otherwise provided in this Agreement, each of the Parties shall pay their respective legal, accounting, and other professional advisory fees, costs and expenses incurred in connection with the purchase and sale of the Business and the Purchased Assets and the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs and expenses incurred. For greater certainty, the Parties agree that the Purchaser shall be responsible for all costs relating to obtaining the shareholder approval referred to in Section 7.5.
11.4	Notices
Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section referred to as a “Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile or e-mail:
(a)	in the case of a Notice to the Vendor at:
CDI Career Development Institutes Ltd.
2 Bloor Street West
Suite 1700
Toronto, ON M4W 3E2
Attention:     Jack Massimino, Chief Executive Officer
Fax:              (714) 427-3013
E-mail:          jmassimino@cci.edu
with a copy to:

Corinthian Colleges, Inc.
6 Hutton Centre Drive
Suite 400
Santa Ana, CA 92707-5764
Attention:     Stan Mortensen, Senior Vice President & General Counsel
Fax:              (714) 751-3605
E-mail:          smortens@cci.edu
(b)	in the case of a Notice to the Purchaser at:
CrossOff Incorporated
70 Crescent Road
Suite 207
Sydney, NS B1S 2Z7
Attention:     President
Fax:              (902) 564-2089
E-mail:          dsnow@crossoff.com
with a copy to:
Stewart McKelvey Stirling Scales
Suite 900
1959 Upper Water Street
Halifax, NS B3J 2X2
Attention:     Andrew V. Burke
Fax:              (902) 420-1417
E-mail:          aburke@smss.com
Any Notice delivered or transmitted to a Party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day.
Any Party may, from time to time, change its address by giving Notice to the other Parties in accordance with the provisions of this Section.
11.5	Assignment
No party may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of the other Party.
11.6	Enurement
This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation of any Party) and permitted assigns.
11.7	Amendment
No amendment, supplement, modification or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any Party, shall be binding unless executed in writing by the Party to be bound thereby.
11.8	Further Assurances
The Parties shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Closing provided that the costs and expenses of any actions taken after Closing at the request of a Party shall be the responsibility of the requesting Party.

11.9	Joint and Several
The representations, warranties, covenants and other duties and obligations of CDIL and CDSI hereunder are joint and several.
11.10	Execution and Delivery
This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles shall together constitute one and the same agreement.
[Signature page to follow]

IN WITNESS OF WHICH the Parties have executed this Agreement.

CDI CAREER DEVELOPMENT INSTITUTES LTD.

By:	/s/ Jack Massimino

Name: Jack Massimino
Title: Chief Executive Officer

CDI CORPORATE EDUCATION SERVICES INC.

By:	/s/ Jack Massimino

Name: Jack Massimino
Title: Chief Executive Officer

CROSSOFF INCORPORATED

By:	/s/ Donnie Snow

Name: Donnie Snow
Title: President and Chief Executive Officer